Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 19, 2015, in the Registration Statement (Form S-4) and related Prospectus of CSI Compressco L.P. for the registration of $350,000,000 7.25% Senior Notes due 2022.

/s/ ERNST & YOUNG LLP

Houston, Texas

June 2, 2015